EXHIBIT 10.1

                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

      THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the "Agreement") is made and entered into this 9th day of May, 2005, by and between PAID, Inc., a Delaware corporation ("PAID") and Leslie Rotman ("Seller").

                                    Recitals:

      A. PAID, formerly known as Sales Online Direct, Inc., and Seller are parties to an Agreement and Plan of Merger ("Merger Agreement") dated October 23, 2001, whereby Rotman Collectibles, Inc., a Massachusetts corporation engaged in the movie poster business ("Target"), was merged with and into a subsidiary of PAID. As consideration for such merger, Seller received a 6% Convertible Promissory Note equal to One Million Dollars ($1,000,000) (the "Note"). The principal and interest due under the Note was convertible into shares of common stock of PAID. Seller has converted the entire amount due under the Note into shares of Common Stock of PAID ("Common Stock"). PAID does not owe any additional amount under the Note.

      B. Pursuant to the Merger Agreement, Seller and PAID engaged an appraiser to appraise the total retail value of certain movie posters (the "Posters"), which were the primary asset of Target. The appraisal provided that the total retail value of the Posters was $2,233,685.18 (the "Appraised Value").

      C. The Company anticipates, based on its current history of sales, that the posters will sell for an amount that is less than the Appraised Value;

      D. Seller contends that the appraisal of the Posters was made independently, based on knowledge at the time, and that if the Posters sold for a lower retail value, it is due to timing of the sales and a general decline in retail sales over the past several years.

      E. The parties desire to fully settle and resolve all differences and disputes that have been or could have been asserted by the parties arising out of the Merger Agreement or the claims made by PAID, upon the terms and conditions set forth herein.

                                   AGREEMENT:

      IN CONSIDERATION of the recitals, mutual promises, obligations and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and PAID agree as follows:

1. SETTLEMENT.

      1.1 Payment of Cash Consideration or Requirement to Escrow Shares. Seller shall pay to PAID, Six Hundred Thousand Dollars ($600,000) in cash, delivered as of the date hereof (the "Cash Consideration"), or, in lieu thereof, in Seller's sole discretion, Seller shall deliver to the Company, in the manner set forth in
Section 1.2 hereof, options to purchase 2,000,000 shares of Common Stock of PAID (the "Shares") pursuant to the terms of the Escrow Agreement attached hereto (the "Escrow Agreement"), in which case PAID and Seller shall execute the Escrow Agreement as of the date hereof.


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      1.2 PAID Call Option. In the event that Seller does not pay the Cash
Consideration as of the date hereof, Seller hereby grants to PAID or its designee the right, commencing as of the date hereof, to purchase from Seller 2,000,000 shares of Common Stock (as adjusted for any stock split, reverse stock split, stock dividend, reclassification, recapitalization, share exchange, reorganization, or other similar event or transaction) at a purchase price per share of the share's par value, which is $.001, subject only to such other terms agreeable to PAID. PAID may freely transfer or assign all or part of the option. The number of shares is based on a closing bid price as of May 6, 2005 of $.30. This option shall terminate one year from the date hereof. In the event the option expires, the Escrow Agent shall be instructed by PAID and Seller to return the shares to Seller or its designee, at PAID's expense. The purchase price for the shares acquired pursuant to this option shall be paid in immediately available funds to an account designated by Seller.

2. RELEASES.

      2.1 Except with respect to the obligations created by or arising out of this Agreement, PAID, for itself and its officers, directors, employees, consultants, attorneys, accountants, agents, affiliates, successors, representatives and assigns, hereby releases and fully discharges Seller, its officers, directors, employees, consultants, attorneys, accountants, agents, affiliates, successors, representatives and assigns from any and all claims, demands, damages, debts, liabilities, accounts, obligations, costs, expenses, liens, attorneys' fees, actions and causes of action of every kind or nature whatsoever, at law or in equity, known or unknown, suspected or unsuspected, that now exist or may arise in the future, arising out of or in any way related to the Merger Agreement or the transactions contemplated therein.

      2.2 Except with respect to the obligations created by or arising out of this Agreement, Seller, for itself and its officers, directors, employees, consultants, attorneys, accountants, agents, affiliates, successors, representatives and assigns, hereby releases and fully discharges PAID, its officers, directors, employees, consultants, attorneys, accountants, agents, affiliates, successors, representatives and assigns from any and all claims, demands, damages, debts, liabilities, accounts, obligations, costs, expenses, liens, attorneys' fees, actions and causes of action of every kind or nature whatsoever, at law or in equity, known or unknown, suspected or unsuspected, that now exist or may arise in the future, arising out of or in any way related to the Merger Agreement or the transactions contemplated therein.

3. MISCELLANEOUS.

      3.1 No Admissions. It is understood that this Agreement is a full compromise of disputed claims and that neither this Agreement nor its terms shall be construed as an admission of liability, fault or wrongdoing of any nature by any party.

      3.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective employees, agents, representatives, successors and assigns.

      3.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, exclusive of any conflicts of law principle which would apply the substantive law of another jurisdiction.

      3.4. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties and supersedes all prior agreements or understandings, written or oral, between the parties with respect to this specific subject matter, including without limitation the Merger Agreement and the Note.


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      3.5. Attorneys' Fees. Each party hereto shall bear its own attorneys' fees and costs with respect to the claims and matters referenced herein, and other than as set forth herein, no party shall have any obligation to the attorneys of the other party, or to pay any costs incurred by the other party.

      3.6 Amendment; Waiver. Any amendment to this Agreement may be only made upon the written consent of both parties. Any waiver of any provision hereof may be made in writing signed by the party waiving such party's right or condition to performance hereunder.

      3.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                        /s/ Leslie Rotman
                                        --------------------------------
                                        Leslie Rotman

                                        PAID, INC.


                                        By:    /s/ Gregory Rotman
                                               ---------------------------------
                                        Name:  Gregory Rotman
                                        Title: President


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